Exhibit 99.3

FREE CASH FLOW RECONCILIATION

NDCHealth Corporation and Subsidiaries

Free cash flow is defined as net cash from operations less capital expenditures and dividends paid. Free cash flow is not a Generally Accepted Accounting Principles (GAAP) measurement and may not be comparable to free cash flow reported by other companies. In light of the company’s goal to reduce its levels of senior debt and interest expense, management believes free cash flow is useful to investors, analysts and others because it provides a meaningful measure of the company’s ability to generate cash and reduce its debt.

Reconciliation of free cash flow to Net Cash Provided by Operating Activities, the most directly comparable GAAP financial measure, for the three-month and nine-month periods ended February 25, 2005 and February 27, 2004 is provided below. Non-GAAP measures should be evaluated with, and are not a substitute for, GAAP financial measures.

(In Thousands)

	Three Months Ended		Nine Months Ended
	February 25, 2005	February 27, 2004	February 25, 2005	February 27, 2004
		(As Restated)		(As Restated)
Net Cash Provided by Operating Activities	$4,902	$16,833	$17,302	$69,815
Capital Expenditures	$(7,466)	$(10,643)	$(25,429)	$(32,282)
Dividends Paid	$—	$(1,434)	$(2,880)	$(4,254)

Free Cash Flow	$(2,564)	$4,756	$(11,007)	$33,279